Exhibit 99.1

For Release April 25, 2005—1:30 p.m. PDT	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,

ANNOUNCES A 31 PERCENT INCREASE IN FIRST QUARTER 2005 EARNINGS

Spokane, Washington, April 25, 2005 — Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $15.9 million, or $0.68 per diluted share, for the first quarter of 2005.  This represented a 31 percent increase over earnings of $12.0 million, or $0.52 per diluted share, for the prior year’s comparable quarter.  Core earnings were $15.5 million, or $0.67 per diluted share, for the quarter ended March 31, 2005.  This represented a 20 percent increase over core earnings of $12.9 million, or $0.56 per diluted share, for the quarter ended March 31, 2004.  Core earnings exclude merger and acquisition costs, net gains (losses) on sales of securities, and net gains (losses) related to early repayment of debt, net of tax.

Harold B. Gilkey, Sterling’s chairman and chief executive officer, said, “The first quarter has given us a great start on the year. Our loan growth still remains strong, despite economic uncertainties impacting the regional market, and the raise in interest rates by the Federal Reserve Board.  The Bank carried lending momentum over from the fourth quarter of 2004, which resulted in strong loan originations for the first quarter, particularly in construction and corporate banking. The pipeline in all product lines improved throughout the quarter, giving us confidence in our growth and earnings guidance.”

FIRST QUARTER 2005 HIGHLIGHTS

•                  Earnings per diluted share were $0.68 for the quarter ended March 31, 2005, compared to $0.52 per diluted share for the quarter ended March 31, 2004, a 31 percent increase.

•                  Total assets were a record $7.01 billion as of March 31, 2005.

•                  Deposits increased to $4.11 billion, up $245 million, or 25 percent on an annualized basis, from the preceding quarter.

•                  Return on average equity was 13.5 percent for the quarter ended March 31, 2005.

•                  Return on average tangible equity was 18.6 percent for the quarter ended March 31, 2005.

•                  Return on average assets was 0.91 percent for the quarter ended March 31, 2005.

•                  Loan production for the quarter was $822.6 million, up 39 percent over the March 2004 quarter.

•                  Transaction deposits increased $54.3 million, or nearly 22 percent on an annualized basis, over the preceding quarter.

Core earnings is a non-GAAP financial measure. Management believes that the presentation of core earnings numbers provides useful information to investors regarding Sterling’s financial condition and results of operations, as core earnings are widely used for comparison purposes in the financial services industry.  Investors are encouraged to review the reconciliation schedule set forth on Exhibit A.

OPERATING RESULTS

Net Interest Income

Sterling reported record net interest income of $52.8 million for the three months ended March 31, 2005, compared to $45.7 million for the same period in the prior year, a 16 percent increase.  The increase over the comparable period in 2004 was primarily due to a volume increase in the average balance of the loan portfolio.

Sterling’s net interest margin of 3.22 percent for the first quarter of 2005 represented an 11 basis point decrease from the March 31, 2004 quarter.  The compression in net interest margin this quarter can be attributed to lower-than-expected interest income on average loans.  During the quarter ended March 31, 2005, we experienced lower than anticipated drawdowns on construction and commercial lines of credit and a higher level of paydowns, resulting in smaller than anticipated average loan balances.  In addition, we still saw some lag in the repricing of certain variable-rate loans. The yields on loans and investments increased from the preceding quarter, but at a slower pace than the cost of our interest-bearing liabilities.

Other Income

Total other income was $14.6 million for the three-month period ended March 31, 2005, compared to $12.9 million for the same period one year ago.  The increase was primarily due to an increase in income from mortgage banking operations.

Fees and service charge income decreased by 11 percent to $7.4 million for the quarter, down from $8.3 million for the same period one year ago.  The decrease was principally due to a reduction in certain transaction account fees as a result of closing accounts with lower balances and high maintenance costs.  This decrease was partially offset by a reduction in account losses, a component of other operating expenses.  Total transaction accounts were 148,259 at March 31, 2005, a slight increase from the same period a year ago.

Mortgage banking income increased to $5.4 million for the March 31, 2005 quarter, up from $1.2 million for the same period in 2004.  Sterling sold nearly $169 million in commercial real estate and residential permanent loans during the quarter, compared to just over $27 million during the March 2004 quarter.  This increase reflects the successful execution of our business plan, allowing us to take advantage of opportunities in the market.

During the three months ended March 31, 2005, Sterling recognized a net loss on securities of $57,000, compared to a net gain of $2.5 million for the same period in 2004.

Towards the end of the March 31, 2005 quarter, Sterling prepaid $258 million of certain Federal Home Loan Bank of Seattle advances, which resulted in an overall improved rate and maturity structure, a pre-tax net gain of $645,000 and reduced the cost of funds by 8 basis points on a going-forward basis.

Operating Expenses

Total operating expenses were $39.6 million, or 2.28 percent of average assets, for the three months ended March 31, 2005, compared with $37.7 million, or 2.55 percent of average assets, for the three months ended March 31, 2004.  This represented a 5 percent increase year-over-year, mostly due to increases in personnel, data processing, occupancy and legal expenses.  The increase in personnel expenses reflects Sterling’s investment in community bank lending with the addition of experienced loan officers over the past twelve months.  It also reflects expenses associated with branch expansion as we opened new branches in Boise, Idaho and Spokane, Washington.  Full-time equivalent employees increased year-over-year by 107 to 1,640 at March 31, 2005.

Commenting on operating expenses and efficiency, Mr. Gilkey stated, “As we anticipated, our operating efficiency ratio improved to 58.8 percent, compared to 59.1 percent for the preceding quarter.  We see additional opportunities for improvement as the new lending teams increase production in our key business lines.”

Performance Ratios

Return on average equity was 13.5 percent for the three months ended March 31, 2005, compared to 12.0 percent for the same period in 2004.  Return on average assets was 0.91 percent for the three months ended March 31, 2005, compared to 0.81 percent for the same period in 2004.  The increase in both of these ratios was mainly due to the year-over-year increase in net interest income and the increase in mortgage banking income.

Lending

As of March 31, 2005, Sterling’s loans receivable increased to a record $4.38 billion, up $123.2 million from the preceding quarter and $799.4 million from the quarter ended March 31, 2004, a 22 percent increase year-over-year.  Sterling’s loan growth has been driven by strong originations.

Sterling’s total loan originations for the quarter ended March 31, 2005 were $822.6 million, compared with $590.0 million in the first quarter of 2004, a 39 percent increase.  Most of the growth occurred in the construction lines and in corporate lending.  Construction lending represented 42 percent of total loan originations for the quarter, compared with 30 percent for the same period last year.

Credit Quality

As of March 31, 2005, total nonperforming assets were $18.1 million, or 0.26 percent of total assets.  This compares favorably with the first quarter 2004 level of $31.9 million, or 0.52 percent of total assets, but reflects a slight increase from $13.9 million or 0.20 percent of total assets at December 31, 2004.  The decrease from the March 2004 quarter was largely due to the sale of certain loans and the increase in total assets over the past twelve months.

Classified assets were $72.0 million at March 31, 2005, a slight increase compared to $68.3 million at December 31, 2004, but a decrease from the $93.3 million at March 31, 2004.  The loan delinquency ratio increased slightly to 0.37 percent of total loans, compared to 0.32 percent of total loans at December 31, 2004, but was down from 0.83 percent of total loans at March 31, 2004.  Despite the modest increase in both measurements during the quarter, Sterling’s classified assets and delinquency ratio are still among the lowest in Sterling’s twenty-two year history.

Sterling’s loan charge-off ratio showed improvement over both the preceding and comparable quarters.  The annualized level of net charge-offs to average loans was 0.04 percent for the first quarter of 2005, a decrease from 0.12 percent at December 31, 2004 and from 0.17 percent for March 31, 2004 quarter.  The lower level of net loan charge-offs reflects the improving economy and the continued successful execution of our underwriting guidelines.  As we continue to focus on commercial lending, we expect that our charge-offs may increase.

Sterling’s provision for loan losses was $3.8 million for the three months ended March 31, 2005, compared with $2.9 million for the same period in 2004.  At March 31, 2005, the loan loss allowance totaled $52.7 million and was 1.19 percent of total loans.  This compares with an allowance of $43.6 million or 1.21 percent of total loans at March 31, 2004.  Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix of products.

Balance Sheet and Capital Management

At March 31, 2005, Sterling’s total assets were a record $7.01 billion, up from the preceding quarter’s total assets of $6.94 billion.  This increase in assets reflects Sterling’s continued focus on growth in loan and deposit customers.

Sterling Savings Bank’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.  As of March 31, 2005, Sterling’s book value per share was $20.44 compared to $20.48 at December 31, 2004.  This slight reduction in book value reflects an increase in the unrealized loss on our investment portfolio.

Goodwill Litigation

In May 1990, Sterling sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”).  In the Goodwill Litigation, Sterling seeks damages for, among other things, breach of contract and for deprivation of property without just compensation.

In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling.  On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment.  Sterling opposed the motion.  Sterling is waiting for a decision on the motion and for a trial date to be set to determine what amount, if any, the U.S. Government must pay in damages for its breach.  The timing and ultimate outcome of the motion for reconsideration and the Goodwill Litigation cannot be predicted with certainty.  Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.

Outlook

Mr. Gilkey commented, “We continue to see many signs of a strengthening economy, including an increasing demand for commercial real estate and construction loans as well as commercial and industrial business loan growth.  However, uncertainty over interest rates and fuel price increases continues to raise questions about the sustainability of recent strength in the regional economy.  We currently expect only moderate increases in interest rates, and as such, Sterling is positioning itself for growth by leveraging the experience of an increased number of seasoned relationship and lending officers.  Our core banking business remains strong.  We continue to see solid loan and deposit growth and believe that we are well positioned to execute our growth strategy going forward.  I invite you to listen to our conference call for additional detail on Sterling’s 2005 first quarter results.”

First Quarter Earnings Conference Call

Sterling will host a conference call for investors on April 26, 2005 at 8:00 a.m. Pacific Daylight Time to discuss Sterling’s financial results.  To participate in the conference call, domestic callers should dial 630-395-0018 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 402-220-0335.  The continuous replay will be offered through Tuesday, May 31, 2005 at 10:00 p.m. Pacific Daylight Time.

In addition, the Sterling First Quarter 2005 Earnings Conference Call is being made available on-line at Sterling’s web site, www.sterlingsavingsbank.com. To access the audio webcast presentation, click on “Investor Relations,” then click on the live audio webcast icon.

The Annual Meeting of Shareholders of Sterling Financial Corporation will be held on Tuesday, April 26, 2005 at 10:00 a.m. Pacific Daylight Time at the Spokane Agricultural Trade Center in Spokane, Washington.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana.  Through Sterling Saving’s wholly owned subsidiaries, Action Mortgage Company and

INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Arizona and California.  Sterling Saving’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments which may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates which may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.